EXHIBIT 99.1

FOR IMMEDIATE RELEASE

RASER TECHNOLOGIES, INC. 5152 North Edgewood Drive Provo, Utah 84604 (801) 765-1200

RASER TECHNOLOGIES CLOSES UP TO $19 MILLION FINANCING WITH FLETCHER INTERNATIONAL

$1.22 per Share Redemption Price Floor Represents a 37% Premium

Provo, UT, February 4, 2010 – Raser Technologies, Inc. (NYSE: RZ), an energy technology company, announced today the sale of $5 million of convertible preferred stock plus an additional $14 million in certain investment rights, in a transaction that closed on February 3, 2010. The shares are being sold to Fletcher International, Ltd. ("Fletcher"), an affiliate of Fletcher Asset Management, Inc., an SEC Registered Investment Advisor and strategic partner of Raser. The financing is part of a broader strategic relationship between Raser and Fletcher. Capstone Investments acted as underwriter for this transaction.

Moez Kaba, an executive from Fletcher Asset Management said, "We look forward to supporting Raser's management in identifying and developing collaborations with partners and other opportunities in the geothermal and plug-in-hybrid vehicle industries."

The preferred shares of Raser's stock were purchased for an aggregate price of $5.0 million. As a holder of Raser preferred stock, Fletcher is entitled to quarterly dividends, payable in cash or shares of common stock, at an annual rate of LIBOR + 8% but no greater than 14%. The preferred shares can be converted to common stock at a price of $5 per share and can be redeemed at a price of no less than $1.22 per share of common stock, subject to adjustment under certain circumstances, after the earlier of six months after the closing date or the date on which the Company's common stock trades above $2.00 per share. The $1.22 per share redemption price floor represents a 37% premium to the closing price of the Company's stock on February 3, 2010.

"Since becoming one of our largest investors in 2008, Fletcher has consistently supported our efforts, bringing substantial additional capital and valuable strategic support, said Nick Goodman, Chief Executive Officer, Raser Technologies. "We're very happy with this expansion of our relationship."

Moreover, Fletcher may make additional investments of up to $14 million in preferred stock. The additional investment right expires: as to $7 million, between 6 and 12 months after closing and as to the remaining $7 million, between 12 and 36 months after closing, depending on certain conditions. The terms of any additional preferred shares will be identical to the terms of the initial transaction.

Raser intends to use the net proceeds from the transaction to further its geothermal development program and for general corporate purposes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities. The description of this transaction is qualified in all respects by reference to the transaction documents, which will be filed by the Company with the Securities and Exchange Commission and will be available at www.sec.gov.

About Raser Technologies

Raser (NYSE: RZ) is an environmental energy technology company focused on geothermal power development and technology licensing. Raser's Power Systems segment is seeking to develop clean, renewable geothermal electric power plants and bottom-cycling operations, incorporating licensed heat transfer technology. Raser's Transportation and Industrial segment focuses on extended-range plug-in-hybrid vehicle solutions and using Raser's award-winning Symetron™ technology to improve the torque density and efficiency of the electric motors and drive systems used in electric and hybrid-electric vehicle powertrains and industrial applications. Further information on Raser may be found at: www.rasertech.com.

About Fletcher Asset Management, Inc.

Founded in 1991, SEC-Registered Investment Advisor Fletcher Asset Management Inc., Fletcher International, Ltd. and other affiliates in the United States and Europe seek consistent investment returns from their supportive direct investments in responsible companies and in select private investment funds. More than 50 direct investments have strengthened promising companies helping to secure more than 50,000 jobs and develop and deliver important products and services. Additional information is available at www.fletcher.com.

About Capstone Investments

Capstone Investments is a full-service investment bank dedicated to providing corporate finance, strategic advisory and related services to fast-growing companies in the alternative energy, cleantech, healthcare and technology sectors. Capstone also provides equity research and sales and trading services to institutional investors.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding: our beliefs related to our ability to accelerate or further our development plans and our ability to obtain the additional financing we need for plant construction. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including risks associated with economic conditions, the availability of financing, and the other risks identified in Raser's quarterly report on Form 10-Q for the quarter ended September 30, 2009, as filed with the Securities and Exchange Commission, and all subsequent filings.

All forward-looking statements in this press release are based on information available to Raser as of the date hereof, and Raser undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this release.

Raser Technologies, Inc.

Issa Arnita Investor Relations (801) 765-1200 investorrelations@rasertech.com

Hayden IR

Cameron Donahue (651) 653-1854 cameron@haydenir.com